UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (February 21, 2007)

APEX CAPITAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-27001 (Commission File Number)	91-1939535 (I.R.S. Employer File Number)

No. 507 Royal Plaza, 21-1 Wenyi Road,
Shenke District, Shenyang City, Liaoning Province, China, Postal Code 110000
(Address of principal executive offices)

(86) 24-25899840
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the filing of this Current Report on Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 23, 2007, Elwin Group Limited (“Elwin”), our indirectly wholly-owned subsidiary and a British Virgin Islands corporation, entered into a convertible loan agreement (the “Agreement”) with Legacy Global Resources Limited (the “Lender”), under the terms of which it borrowed $12 million from the Lender on the same date (the “Loan”). The other parties to the Agreement are Mr. Shushun Feng, the President, CEO and a member of the Board of Directors of Apex Capital Group, Inc. (“Apex” or “we”) and Shenyang Fangyuan Group Kangping Aluminium Factory Co. Ltd. (“Kangping”), a company incorporated in the People’s Republic of China. Mr. Feng is also the ultimate controlling shareholder and Chairman of the Board of Kangping.

Under the terms of the Agreement, Elwin is to cause the submission of an application for the listing of either its stock or the stock of one of the other direct or indirect parent companies of Kangping or the stock of a holding company to be set up in the future on the Hong Kong or Singapore stock exchange (the “Listing”). The company whose stock listing is applied for is referred to as the “Listco.” The listing application is to be submitted by June 30, 2008, or later upon consent of the Lender. The Lender has the option to convert the entire outstanding balance of the loan into shares of the Listco before the listing. The number of shares into which the Lender may convert the loan is determined by a formula under which the number of issued shares is inversely proportional to both (a) the aggregate audited net profit after tax of Elwin, Apex, Addup Limited (our subsidiary described below in Item 2.01 of this report), Kangping and any intermediary holding company, taken together, and (b) the proposed price to earnings ratio of Elwin’s shares determined with the Lender in connection with the Listing. However, the number of shares into which the loan is convertible is capped at 49% of the total outstanding share capital of Elwin at the time of conversion. This formula is intended to provide for the loan to be converted into shares of the Listco at approximately 50% of the public offering price of those shares. The Loan bears interest at an annual rate of 12%, which is payable in the event that the Listing is not completed by June 30, 2008. In such an event, the Lender will be entitled to additional payments under the terms of the Agreement

Proceeds to Elwin under the Agreement are to be used as follows: (a) $1.7 million (minus costs) is to be used in connection with the listing of the Listco, and (b) $10.3 million (minus costs) were used to pay 60% of the approximately $17 million purchase price for the purchase of Kangping from Shushun Feng and his wife, Yuying Liu.

Additionally, Elwin will pay the remaining 40% of the purchase price of Kangping, approximately $7 million, by September 3, 2007, according to an approval certificate issued by the Economic and Trade Bureau of Liaoning Province, China approving Elwin’s acquisition of Kangping subject to timely payment of the amounts described above. Elwin and Mr. Feng also made an undertaking under the Agreement to put $7 million into Elwin by April 15, 2007. The timely payment of that amount by Elwin to Kangping is necessary under PRC law in order for Kangping to operate in the PRC as a wholly-owned foreign-enterprise subsidiary of Elwin. In the event that Elwin fails to pay the balance of the purchase price on time and the PRC government does not extend the due date, Kangping would lose its wholly owned foreign enterprise status and Elwin would own only 60% of Kangping.

Events of default under the Agreement, which would require the immediate repayment of any outstanding balance owed to the Lender, include either Elwin becoming unable to pay its debts as they come due, or Addup, Kangping, or Apex becoming unable to pay their debts as they come due.

In ancillary documents executed on the date of the Agreement, Mr. Shushun Feng entered into a deed of guarantee with the Lender, and Addup Limited entered into a memorandum of charge with the Lender. Under the deed of guarantee, Mr. Feng unconditionally and irrevocably guarantees all of Elwin’s obligations to the Lender. Under the memorandum of charge, a security interest in all the outstanding shares of Elwin is granted to the Lender by Addup Limited.

The foregoing summary description of the Agreement, the ancillary documents and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the agreement and the ancillary documents, which are incorporated herein by reference and filed herewith as Exhibits 10.1, 10.2 and 10.3.

Item 2.01.    Completion of an Acquisition or Disposition of Assets.

On February 21, 2007, our President, Chief Executive Officer and a Director, Mr. Shushun Feng, was appointed sole director of Addup Limited, a British Virgin Islands corporation with nominal assets. Addup promptly issued to us 50,000 shares of its common stock, par value $1.00 per share, comprising all of its outstanding capital stock, thereby making Addup our directly wholly-owned subsidiary.

On February 21, 2007, we transferred 100% of the outstanding capital stock of Elwin to Addup in exchange for $50,000, causing Elwin to become a directly wholly-owned subsidiary of Addup and an indirectly wholly-owned subsidiary of Apex.

Item 9.01.    Financial Statement and Exhibits

(c)	Exhibits

10.1
Convertible Loan Agreement, dated February 23, 2007, between Elwin Group Limited, Shenyang Fangyuan Group Kangping Aluminum Factory Co. Ltd., Shushun Feng (referred to as Mr. Feng Shu Shun in the Agreement), and Legacy Global Resources Limited

10.2	Elwin Charge, under which Addup Limited grants to Legacy Global Resources Limited a security interest in the shares of Elwin

10.3	Guarantee, under which Shushun Feng (referred to as Mr. Feng Shu Shun in the Guarantee) guarantees payment by Elwin under the Convertible Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEX CAPITAL GROUP, INC.

Date: June 22, 2007	By:	/s/ Shushun Feng
Name: Shushun Feng Title: President and Chief Executive Officer